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                                                                    Exhibit 99.1

                                [FRIEDMAN'S LOGO]


For Immediate Release

Contact:          Victor M. Suglia
                  Senior Vice President & Chief Financial Officer

Contact Telephone Number: (510) 874-7603

                  Friedman's To Reschedule Announcement of 2003
                  Fourth Quarter and Year End Financial Results

SAVANNAH, Georgia (October 23, 2003) - Friedman's Inc. (NYSE: FRM), today announced that it is rescheduling the release of its financial results for the fourth quarter and year ended September 27, 2003, originally scheduled for November 11, 2003.

         The reason for the rescheduling is that the company's year-end closing process has been delayed due to the diversion of company resources necessary to fulfill information requests in connection with a previously announced investigation by the Department of Justice, a related informal inquiry by the Securities and Exchange Commission, and the Audit Committee investigation into the allegations asserted in the August 13, 2003, lawsuit filed by Capital Factors Inc., a former factor of Cosmopolitan Gem Corporation, a former vendor of Friedman's, as well as other matters. These investigations and inquiries continue at the present time.

         As a result, the company will schedule the release of its fourth quarter and year-end financial information at such time as the company and its auditors have completed the necessary work to certify the financial results. At this time, Friedman's does not anticipate a delay in the filing of its annual report on Form 10-K with the Securities and Exchange Commission for the 2003 fiscal year.

         Friedman's Inc. is a leading specialty retailer of fine jewelry based in Savannah, Georgia. The Company is the leading operator of fine jewelry stores located in power strip centers. At October 23, 2003, Friedman's Inc. operated a total of 697 stores in 20 states, of which 471 were located in power strip centers and 226 were located in regional malls. Friedman's Class A Common Stock is traded on the New York Stock Exchange (NYSE Symbol, FRM). As of October 23, 2003, Crescent operated 173 stores in six western states, 100 of which were located in regional malls and 73 of which were located in power strip centers. On a combined basis, Friedman's and Crescent operate 870 stores in 25 states of which 544 were located in power strip centers and 326 were located in regional malls.